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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                SCHEDULE 13G (*)
                                  RULE 13D-102

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 4)


                       COFLEXIP STENA OFFSHORE GROUP S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Sponsored American Depository Receipts
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   192384105
                           --------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 /X/  Rule 13d-1(b)

 / /  Rule 13d-1(c)

 / /  Rule 13d-1(d)

(*)   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  192384105
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Trustees of General Electric Pension Trust
     I.R.S. #14-6015763
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

(a)   / /
(b)   /X/
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of New York
--------------------------------------------------------------------------------
NUMBER OF           5.   SOLE VOTING POWER
SHARES BENE-
FICIALLY                 None
OWNED BY            ------------------------------------------------------------
EACH                6.   SHARED VOTING POWER
REPORTING
PERSON WITH:             755,254
                    ------------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER.

                         None
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER.

                         755,254
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     755,254
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

     / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.77% (9.9% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON *

     EP
--------------------------------------------------------------------------------

CUSIP NO.  192384105
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     General Electric Investment Corporation, as Investment Manager of GEPT (as defined below) and Investment Adviser of certain other entities and accounts I.R.S. #22-2152310
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

(a)   / /
(b)   /X/
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
--------------------------------------------------------------------------------
NUMBER OF           5.   SOLE VOTING POWER
SHARES BENE-
FICIALLY                 194,656
OWNED BY            ------------------------------------------------------------
EACH                6.   SHARED VOTING POWER
REPORTING
PERSON WITH:             755,254
                    ------------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER.

                         194,656
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER.

                         755,254
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     949,960
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

     / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.99% (9.9% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON  *

     IA, CO
--------------------------------------------------------------------------------

CUSIP NO.  192384105
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), as Investment Adviser to certain entities and accounts I.R.S. #06-1238874
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

(a)   / /
(b)   /X/
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
--------------------------------------------------------------------------------
NUMBER OF           5.   SOLE VOTING POWER
SHARES BENE-
FICIALLY                 574,920
OWNED BY            ------------------------------------------------------------
EACH                6.   SHARED VOTING POWER
REPORTING
PERSON WITH:             None
                    ------------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER.

                         574,920
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER.

                         None
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     574,920
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

     / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.62% (9.9% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON *

     IA, CO
--------------------------------------------------------------------------------

CUSIP NO.  192384105
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     General Electric Company
     I.R.S. #14-0689340
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  *

(a)   / /
(b)   /X/
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of New York
--------------------------------------------------------------------------------
NUMBER OF           5.   SOLE VOTING POWER
SHARES BENE-
FICIALLY                 Disclaimed (see 9 below)
OWNED BY            ------------------------------------------------------------
EACH                6.   SHARED VOTING POWER
REPORTING
PERSON WITH:             0
                    ------------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER.

                         Disclaimed (see 9 below)
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER.

                         0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

     /X/ Disclaimed (see 9 above)
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Not applicable (see 9 above)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON *

     CO
--------------------------------------------------------------------------------

CUSIP NO. 192384105
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     General Electric Capital Services, Inc. (formerly, General Electric Financial Services, Inc.)
     I.R.S. #06-1109503
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   / /
(b)   /X/
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
--------------------------------------------------------------------------------
NUMBER OF           5.   SOLE VOTING POWER
SHARES BENE-
FICIALLY                 None
OWNED BY            ------------------------------------------------------------
EACH                6.   SHARED VOTING POWER
REPORTING
PERSON WITH:             Disclaimed (see 9 below)
                    ------------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER.

                         None
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER.

                         Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Beneficial ownership of all shares disclaimed by General Electric Capital Services, Inc.
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

     /X/ Disclaimed (see 9 above)
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Not applicable (see 9 above)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

CUSIP NO. 192384105
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Employers Reinsurance Corporation
     I.R.S. #
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   / /
(b)   /X/
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Missouri
--------------------------------------------------------------------------------
NUMBER OF           5.   SOLE VOTING POWER
SHARES BENE-
FICIALLY                 30,266
OWNED BY            ------------------------------------------------------------
EACH                6.   SHARED VOTING POWER
REPORTING
PERSON WITH:             None
                    ------------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER.

                         30,266
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER.

                         None
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,266
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

     / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .19% (9.9% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO, IC
--------------------------------------------------------------------------------

CUSIP NO. 192384105
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     General Electric Mortgage Insurance Corporation
     I.R.S. #
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   / /
(b)   /X/
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of North Carolina
--------------------------------------------------------------------------------
NUMBER OF           5.   SOLE VOTING POWER
SHARES BENE-
FICIALLY                 14,744
OWNED BY            ------------------------------------------------------------
EACH                6.   SHARED VOTING POWER
REPORTING
PERSON WITH:             None
                    ------------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER.

                         14,744
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER.

                         None
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,744
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

     / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .09% (9.9% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO, IC
--------------------------------------------------------------------------------

INTRODUCTORY NOTE: This Amendment No. 4 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), a Delaware corporation and a wholly owned subsidiary of GE ("GEAM") and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on February 19, 1997, as amended on February 13, 1998, as amended on February 16, 1999 and as amended on February 14, 2000 (as amended, the "Schedule 13G"). This Amendment No. 4 is filed on behalf of GE, GEIC GEAM, GEPT, General Electric Capital Services, Inc., a Delaware corporation and a wholly owned subsidiary of GE ("GECS"), Employers Reinsurance Corporation, a Missouri corporation and an indirect wholly owned subsidiary of GECS ("ERIC") and General Electric Mortgage Insurance Corporation, a North Carolina corporation and an indirect wholly owned subsidiary of GECS ("GEMI") (collectively, the "Reporting Persons"). GEIC is a registered investment adviser and acts as the Investment Manager of GEPT, and as an Investment Adviser to certain other entities and accounts, and may be deemed to be the beneficial owner of 755,254 shares of Sponsored American Depository Receipts ("ADR's") of COFLEXIP STENA OFFSHORE GROUP S.A. (the "Issuer") owned by GEPT and of 194,656 shares of ADR's of the Issuer owned by such other entities and accounts. GEAM is a registered investment adviser and acts as an Investment Adviser to certain entities and accounts, and may be deemed to be the beneficial owner of 574,920 shares of ADR's of the Issuer owned by such entities or accounts. GEAM, GEPT, GEIC, GECS, GEMI and ERIC each expressly disclaim that they are members of a "group". GECS disclaims beneficial ownership of all shares held by GEMI and ERIC. GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

The Items of the Schedule 13G are hereby amended to read as follows:

ITEM 2(a)   NAME OF PERSON FILING

            Trustees of General Electric Pension Trust (See Schedule II)

            General Electric Investment Corporation, as Investment Manager of GEPT and as Investment Adviser to certain other entities and accounts.

            GE Asset Management Incorporated, as Investment Adviser to certain entities and accounts.

            General Electric Company

            General Electric Capital Services, Inc.

            General Electric Mortgage Insurance Corporation

            Employers Reinsurance Corporation


ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            The address of the principal offices of GEPT, GEIC and GEAM is 3003 Summer Street, Stamford, Connecticut 06905. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431. The address of the principal offices of ERIC is 5200 Metcalfe, Overland Park, Kansas 66205. The address of the principal offices of GEMI is 6601 Six Forks Road, Raleigh, North Carolina 27615.

ITEM 2(c)   CITIZENSHIP

            General Electric Pension Trust - New York common law trust General Electric Investment Corporation - Delaware corporation GE Asset Management Incorporated - Delaware corporation
            General Electric Company - New York corporation
            General Electric Capital Services, Inc. - Delaware corporation General Electric Mortgage Insurance Corporation - North Carolina Corporation
            Employers Reinsurance Corporation - Missouri Corporation


ITEM 4      OWNERSHIP

                                       GEPT      GEIC       GEAM        GE
(a)  Amount beneficially owned       755,254    949,960   574,920       0

(b)  Percent of class                 4.77%      5.99%     3.62%    disclaimed

(c)  No. of shares to which person
     has

     (i)   sole power to vote or
           direct the vote             None     194,656   574,920      None

     (ii)  shared power to vote or
           direct                    755,254    755,254     None    disclaimed

     (iii) sole power to dispose
           or to direct disposition    None     194,656   574,920      None

     (iv)  shared power to dispose
           or to direct disposition  755,254    755,254     None    disclaimed


ITEM 4      OWNERSHIP

                                       ERIC      GEMI       GECS       GE
(a)  Amount beneficially owned       30,266     14,744       0          0

(b)  Percent of class                  .09%      .09%    disclaimed disclaimed

(c)  No. of shares to which person
     has

     (i)   sole power to vote or
           direct the vote            30,266    14,744      None      None

     (ii)  shared power to vote or
           direct                      None      None    disclaimed disclaimed

     (iii) sole power to dispose
           or to direct disposition   30,266    14,744      None      None

     (iv)  shared power to dispose
           or to direct disposition    None      None    disclaimed disclaimed


NOTE: The percentages are based on the total shares outstanding underlying the ADR's outstanding.

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

      [ ]

ITEM 10     CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 30, 2000


                                        GENERAL ELECTRIC PENSION TRUST

                                        By: General Electric Investment
                                            Corporation, its Investment Manager


                                        By:  /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President

                                   SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 30, 2000


                                        GENERAL ELECTRIC INVESTMENT CORPORATION

                                        By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President

                                   SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 30, 2000


                                        GE ASSET MANAGEMENT INCORPORATED


                                        By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President

                                   SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 17, 2000


                                        GENERAL ELECTRIC COMPANY


                                        By: /s/ John H. Myers
                                           -------------------------------------
                                           Name:  John H. Myers
                                           Title: Vice President

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 30, 2000


                                        GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                        By: /s/ Michael E. Pralle
                                           -------------------------------------
                                           Name:  Michael E. Pralle
                                           Title: Attorney-in-Fact

                               POWER OF ATTORNEY


      The undersigned, General Electric Capital Services, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

      Name of Attorney:

                        Michael A. Gaudino
                        Robert O. Oreilly, Sr.
                        Marry K. Stegelmann
                        James Ungari
                        Leon E. Roday
                        J. Gordon Smith
                        Michael E. Pralle
                        Iain MacKay
                        Jonathan K. Sprole
                        Barbara J. Gould
                        Robert L. Lewis
                        Wendy E. Ormond
                        Mark F. Mylon

      Each attorney shall have the power and authority to do the following:

      To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

      And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

      Agreements, commitments, documents, instruments, and other writing executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

      Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

      IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                       General Electric Capital Services, Inc.

      (Corporate Seal)
                                       By: /s/ Nancy E. Barton
                                          --------------------------------------
                                          Nancy E. Barton, Senior Vice President

Attest:


/s/ Brian T. MacAnaney
--------------------------------------
Brian T. McAnaney, Assistant Secretary

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000


                                        EMPLOYERS REINSURANCE CORPORATION


                                        By: /s/ Thomas Powers
                                           -------------------------------------
                                           Name:  Thomas Powers
                                           Title: Vice President

                                   SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 18, 2000


                                        GENERAL ELECTRIC
                                        MORTGAGE INSURANCE
                                        CORPORATION


                                        By: /s/ Jerome T. Upton
                                           -------------------------------------
                                           Name:  Jerome T. Upton
                                           Title: Vice President and Controller

                                                                      SCHEDULE I


                             JOINT FILING AGREEMENT


            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Sponsored American Depository Receipts of COFLEXIP STENA OFFSHORE GROUP S.A. is being filed on behalf of each of the undersigned.

Dated: March 30, 2000                   GENERAL ELECTRIC PENSION TRUST

                                        By: General Electric Investment
                                        Corporation, its Investment Manager


                                        By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President


                                        GENERAL ELECTRIC INVESTMENT CORPORATION


                                        By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President


                                        GE ASSET MANAGEMENT INCORPORATED


                                        By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President


                                        GENERAL ELECTRIC COMPANY

                                        By: /s/ John H. Myers
                                           -------------------------------------
                                           Name:  John H. Myers
                                           Title: Vice President

                                        GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                        By: /s/ Michael E. Pralle
                                           -------------------------------------
                                           Name:  Michael E. Pralle
                                           Title: Attorney-in-Fact


                                        EMPLOYERS REINSURANCE
                                        CORPORATION


                                        By: /s/ Thomas Powers
                                           -------------------------------------
                                           Name:  Thomas Powers
                                           Title: Vice President


                                        GENERAL ELECTRIC
                                        MORTGAGE INSURANCE
                                        CORPORATION


                                        By: /s/ Jerome T. Upton
                                           -------------------------------------
                                           Name:  Jerome T. Upton
                                           Title: Vice President and Controller

                                                                     SCHEDULE II


                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                       3003 Summer Street, P.O. Box 7900
                          Stamford, Connecticut 06905

  The names of the Trustees of General Electric Pension Trust are as follows:



                                Eugene K. Bolton

                              Michael J. Cosgrove

                                Ralph R. Layman

                                 Alan M. Lewis

                              Robert A. MacDougall

                                 John H. Myers

                                Donald W. Torey

                                 John J. Walker